Exhibit 4.2

EXECUTION VERSION

STOCKHOLDERS AGREEMENT OF

ALLEGRO MICROSYSTEMS, INC.

This STOCKHOLDERS AGREEMENT (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and among Allegro Microsystems, Inc., a Delaware corporation (the “Corporation”), OEP SKNA, L.P., a Cayman Islands exempted limited partnership (“OEP”) and Sanken Electric Co., Ltd., a Japanese corporation (“Sanken” and together with OEP, the “Stockholders”) as of September 30, 2020 but effective only immediately prior to effectiveness of the registration statement on Form 8-A filed with the SEC in connection with the IPO (as defined below). Certain terms used in this Agreement are defined in Section 9.

RECITALS

WHEREAS, each Stockholder owns, directly or indirectly, outstanding shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”);

WHEREAS, the Corporation is contemplating an offering and sale of the shares of Common Stock of the Corporation in an underwritten initial public offering (the “IPO”);

WHEREAS, in order to induce the Stockholders to take such other actions as shall be necessary to effectuate the transactions related to the IPO, the parties hereto desire to set forth their agreement with respect to the matters set forth herein in connection with their respective investments in the Corporation; and

WHEREAS, the Stockholders and the Corporation desire for this Agreement to become automatically effective immediately prior to effectiveness of the registration statement on Form 8-A filed with the SEC in connection with the IPO.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Stockholders agree as follows, with such agreement to be automatically effective immediately prior to effectiveness of the registration statement on Form 8-A filed with the SEC in connection with the IPO:

AGREEMENT

Section 1. Election of the Board of Directors.

(a) Subject to the other provisions of this Section 1, the number of Directors constituting the full Board shall initially be fixed at eleven (11). From and after the First Annual Meeting, the number of Directors constituting the full Board shall be fixed at nine (9).

(b) Subject to this Section 1(b), for so long as Sanken and its Affiliates beneficially owns, directly or indirectly, in the aggregate at least five percent (5%) or more of all issued and outstanding shares of Common Stock, Sanken shall be entitled to designate for nomination by the Board in any applicable election that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent Sanken Director(s) not standing for election in such year, would result in there being (i) prior to the First Annual Meeting, four (4) Sanken Directors on the Board and (ii) following the First Annual Meeting, three (3) Sanken Directors on the Board. The Sanken Directors shall be apportioned among the three (3) classes of Directors as nearly equal in number as possible. The initial Sanken Directors shall be Noriharu Fujita (as a Class I Director), Hideo Takani (as a Class I

Director), Yoshihiro Suzuki (as a Class II Director), and Richard R. Lury (as a Class III Director) (collectively, the “Pre-Approved Sanken Directors”). Notwithstanding anything herein to the contrary, Sanken shall not nominate any individual pursuant to the first sentence of this Section 1(b) other than the Pre-Approved Sanken Directors without first consulting with OEP and then receiving OEP’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Yoshihiro Suzuki shall serve as the initial Chairperson of the Board (as defined in the Bylaws) through completion of his initial term as a Class II Director following the First Annual Meeting, in accordance with this Agreement and the Bylaws, after which the Chairperson of the Board shall be determined in accordance with this Agreement and the Bylaws.

(c) For so long as OEP and its Affiliates beneficially owns, directly or indirectly, in the aggregate at least five percent (5%) or more of all issued and outstanding shares of Common Stock, OEP shall be entitled to designate for nomination by the Board in any applicable election that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent OEP Director(s) not standing for election in such year, would result in there being (i) prior to the First Annual Meeting, three (3) OEP Directors on the Board and (ii) following the First Annual Meeting, two (2) OEP Directors on the Board. The OEP Directors shall be apportioned among the three (3) classes of Directors as nearly equal in number as possible. The initial OEP Directors shall be Reza Kazerounian (as a Class I Director), Chip Schorr (as a Class II Director) and Andrew Dunn (as a Class III Director) (collectively, the “Pre-Approved OEP Directors”). Notwithstanding anything herein to the contrary, OEP shall not nominate any individual pursuant to the first sentence of this Section 1(c) other than the Pre-Approved OEP Directors without first consulting with Sanken and then receiving Sanken’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) In addition to OEP’s designation rights in Section 1(c), subject to this Section 1(d), for so long as OEP beneficially owns, directly or indirectly, in the aggregate at least five percent (5%) or more of all issued and outstanding shares of Common Stock, OEP shall be entitled to designate for nomination by the Board in any applicable election that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent OEP-Appointed Independent Director(s) not standing for election in such year, would result in there being three (3) OEP-Appointed Independent Directors on the Board. The OEP-Appointed Independent Directors shall be apportioned among the three (3) classes of Directors as nearly equal in number as possible. Notwithstanding anything contained herein to the contrary, any individual designated by OEP pursuant to this Section 1(d) shall be required to meet the Independence Requirements, as a pre-requisite for any such designation. The initial OEP-Appointed Independent Directors shall be Joe Martin (as a Class I Director), Christine King (as a Class III Director) (collectively, the “Pre-Approved OEP Independent Directors”) and another individual to be designated by OEP following the closing of the IPO pursuant to this Section 1(d) (as a Class II Director). Notwithstanding anything herein to the contrary, OEP shall not nominate any individual pursuant to the first sentence of this Section 1(d) other than the Pre-Approved OEP Independent Directors without first consulting with Sanken and then receiving Sanken’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Unless the Stockholders otherwise agree, the then-current Chief Executive Officer of the Corporation shall be designated for nomination by the Board in any applicable election (unless the class of directors in which such individual then-sits is not then-standing for election) (the “CEO Director”). The CEO Director shall be a Class I Director.

(f) Each Stockholder agrees to take such Necessary Action as may be required to provide that (i) one of the OEP Directors then-serving as a Class I Director and one of the Sanken Directors then-serving as a Class I Director will not stand for re-election at the First Annual Meeting (with OEP and Sanken being required to mutually agree on the identity of such individuals), (ii) effective from and after the First Annual Meeting, the size of the Board shall be decreased to nine (9) members (and the size of Class I shall be reduced to three (3) members) in accordance with Section 1(a) and (iii) in connection with such reduction in size, the individuals described in the foregoing clause (i) shall cease to serve on the Board.

(g) Subject to the other provisions of this Section 1, each of the Stockholders hereby agree to vote, or cause to be voted, all outstanding shares of Common Stock held by such Stockholder at any annual or special meeting of stockholders of the Corporation at which Directors of the Corporation are to be elected or removed, or to take all Necessary Action to cause the election, removal or replacement (or vacancy filling) of the Sanken Directors, OEP Directors and OEP-Appointed Independent Directors as and to the extent provided in this Section 1 and Section 2.

Section 2. Vacancies and Replacements.

(a) If the number of Directors that the Stockholders have the right to designate to the Board is decreased pursuant to Section 1(b), 1(c) or 1(d) (each such occurrence, a “Decrease in Designation Rights”), then:

(i) each of the Stockholders shall use its reasonable best efforts to cause each of (x) the appropriate number of Sanken Directors that Sanken ceases to have the right to designate to serve as a Sanken Director, (y) the OEP Directors that OEP ceases to have the right to designate to serve as an OEP Director, or (z) the designees that OEP ceases to have the right to designate as an OEP-Appointed Independent Director, respectively, to offer to tender his, her or their resignation(s), and each of such Directors so tendering a resignation, as applicable, shall resign within thirty (30) days from the date that Sanken and/or OEP, as applicable, incurs a Decrease in Designation Rights. In the event any such Director, as applicable, does not resign as a Director by such time as is required by the foregoing, the Stockholders, as holders of Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(c), to cause the removal of such individual as a Director; and

(ii) the vacancy or vacancies created by such resignation(s) and/or removal(s) shall be filled with one or more Directors, as applicable, designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, so long as it is established.

(b) Each of the Stockholders shall have the sole right to request that one or more of their respective designated Directors (including, for the avoidance of doubt, in the case of OEP, the OEP-Appointed Independent Directors), as applicable, tender their resignations as Directors of the Board, in each case, with or without cause at any time, by sending a written notice to such Director and the Corporation’s Secretary stating the name of the Director or Directors whose resignation from the Board is requested (the “Removal Notice”); provided, however, that (i) Sanken shall not be permitted to deliver a Removal Notice in respect of a Sanken Director, or to otherwise cause or request the removal or resignation of a Sanken Director, without the prior written consent of OEP (not to be unreasonably withheld, conditioned or delayed) and (ii) OEP shall not be permitted to deliver a Removal Notice in respect of an OEP Director, or to otherwise cause or request the removal or resignation of an OEP Director, without the prior written consent of Sanken (not to be unreasonably withheld, conditioned or delayed). If the Director subject to such Removal Notice does not resign within thirty (30) days from receipt thereof by such Director, the Stockholders, as holders of Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(f) to cause the removal of such Director from the Board (and such Director shall only be removed by the parties to this Agreement in such manner as provided herein).

(c) Each of the Stockholders, as applicable, shall have the exclusive right to designate a replacement Director for nomination or election by the Board to fill vacancies created as a result of not designating their respective Directors (including, for the avoidance of doubt, in the case of OEP, the OEP-Appointed Independent Directors) initially or by death, disability, retirement, resignation, removal (with or without cause) of their respective Directors, or otherwise by designating a successor for nomination or election by the Board to fill the vacancy of their respective Directors created thereby on the terms and subject to the conditions of Section 1; provided, however, that (i) Sanken shall not have the right to designate any such replacement as a Sanken Director other than a Pre-Approved Sanken Director without the prior written consent of OEP (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) OEP shall not have the right to designate any such replacement as an OEP Director other than a Pre-Approved OEP Director without the prior written consent of Sanken (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) OEP shall not have the right to designate any such replacement as an OEP Independent Director other than a Pre-Approved OEP Independent Director without the prior written consent of Sanken (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 3. Board Committees. For so long as OEP has the right to designate any OEP Director pursuant to Section 1 above, it shall have the right to designate at least 1 Director to any committee of the Board, unless otherwise prohibited pursuant to any law or stock exchange rules (including in respect of the audit committee of the Board). For so long as Sanken has the right to designate any Sanken Director pursuant to Section 1 above, it shall have the right to designate at least 1 Director to any committee of the Board, unless otherwise prohibited pursuant to any law or stock exchange rules (including in respect of the audit committee of the Board).

Section 4. Rights of the OEP and Sanken Stockholders.

In addition to any voting requirements contained in the organizational documents of the Corporation or any of its Subsidiaries, the Corporation shall not (and shall cause its Subsidiaries not to) (whether by merger, consolidation or otherwise) enter into, amend or terminate any contract, agreement or arrangement with Sanken, OEP, any Affiliate of the Corporation or any Affiliate or member of the Immediate Family of any of the foregoing Persons (or agree to, approve, or authorize any of the foregoing) (collectively, “Affiliate Transactions”) without the prior written approval of (1) OEP for as long as OEP and its Affiliates beneficially own, directly or indirectly, in the aggregate five percent (5%) or more of all issued and outstanding shares of Common Stock and (2) Sanken for as long as Sanken and its Affiliates beneficially own, directly or indirectly, in the aggregate five percent (5%) or more of all issued and outstanding shares of Common Stock.

Section 5. Certain Covenants of the Corporation and the Stockholders.

(a) The Corporation agrees to take all Necessary Action to cause (i) the Board to be comprised of at least that number of Directors contemplated by Section 1(a) from time to time, or such other number of Directors as the Board may determine, subject to the terms of this Agreement, the Charter or the Bylaws of the Corporation; (ii) the individuals designated in accordance with Section 1 to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Corporation at which Directors are to be elected, in accordance with the Bylaws, Charter and General Corporation Law of the State of Delaware and at each annual meeting of stockholders of the Corporation thereafter at which such Director’s term expires; (iii) the individuals designated in accordance with Section 2(c) to fill the applicable vacancies on the Board, in accordance with the Bylaws, Charter, Securities Laws, General Corporation Law of the State of Delaware and the NASDAQ rules; and (iv) to adhere to, implement and enforce the provisions set forth in Section 4.

(b) The Stockholders shall comply with the requirements of the Charter and Bylaws when designating and nominating individuals as Directors, in each case, to the extent such requirements are applicable to Directors generally. Notwithstanding anything to the contrary set forth herein, in the event that the Board determines, within sixty (60) days after compliance with the first sentence of this Section 5(b), in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Director designated in accordance with Section 1 or Section 2, as applicable, would constitute a breach of its fiduciary duties to the Corporation’s stockholders or does not otherwise comply with any requirements of the Charter or Bylaws, then the Board shall inform the Stockholders of such determination in writing and explain in reasonable detail the basis for such determination and shall, to the fullest extent permitted by law, nominate, appoint or elect another individual designated for nomination, election or appointment to the Board by the Stockholders (subject in each case to this Section 5(b)). The Board and the Corporation shall, to the fullest extent permitted by law, take all Necessary Action required by this Section 5 with respect to the election of such substitute designees to the Board.

(c) In the event the Board recommends that its stockholders vote in favor of any matter that the Board has determined in good faith (after reasonable consultation with such Persons as the Board deems appropriate (including the Corporation’s or the Board’s legal and financial advisors, as applicable), and following any deliberations of the Board that the Board determines are necessary or appropriate to consider the matter) to be advisable and in the best interests of its stockholders, then, if requested by OEP, Sanken hereby agrees to vote all outstanding shares of Common Stock held thereby (i) in favor of such matter and any other matter that the Board has determined is necessary or appropriate in connection with such matter and (ii) against and in opposition to any matter that would reasonably be expected to oppose, impede, frustrate, prevent or nullify such matter. The Stockholders acknowledge that Sanken has agreed to the matters in the foregoing sentence in order to protect OEP’s rights as a minority stockholder of the Corporation, and in consideration therefor, OEP agrees that, at the reasonable request of Sanken, it will use good faith efforts to be generally supportive of the Corporation’s proposed strategic direction unless OEP determines (in its good faith discretion) that such proposed strategic direction would reasonably be expected to materially and adversely affect the Corporation or OEP. For the avoidance of doubt, this Section 5(c), is an agreement as between the Stockholders and a covenant only of the Stockholders and not of the Corporation, and the Corporation shall have no rights or obligations under this Section 5(c).

(d) In the event that either Stockholder desires to sell a portion of its shares of Common Stock on the open market which is greater than two percent (2%) of all of the then-issued and outstanding shares of Common Stock to any other Person(s), it shall, subject to any applicable confidentiality restrictions imposed on such Stockholder by law, contract or otherwise, use commercially reasonable efforts to discuss any such possible sale with the other Stockholder, so that the Stockholders can consider in good faith any potential commercial or other matters that may result from such potential sale; provided, however, that in no event shall the foregoing provide any Stockholder with a consent, approval or other right in respect of any sale of, or transaction involving, the other Stockholder’s shares of Common Stock. In addition, in no event shall either Stockholder directly sell a portion of its shares of Common Stock which is greater than ten percent (10%) of all of the then-issued and outstanding shares of Common Stock to any other Person that is a material competitor of the Corporation or a material competitor of the other Stockholder without the prior written consent of the other Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, for the avoidance of doubt, the foregoing restriction shall only apply to a direct sale of shares of Common Stock from a Stockholder to any such material competitor in a privately negotiated transaction solely between such Stockholder and such material competitor, and shall not apply to any other transaction, including any underwriter-led or other secondary sale or offering, block trade, open market sale, tender offer, merger or sale of the Corporation or other similar transactions.

Notwithstanding anything to contrary contained herein, in no event shall this Section 5(d) operate to restrain, limit or supersede the agreements of the Stockholders in Section 5(c), and in all events this Section 5(d) shall be subordinate to the provisions of Section 5(c). For the avoidance of doubt, this Section 5(d), is an agreement as between the Stockholders and a covenant only of the Stockholders and not of the Corporation, and the Corporation shall have no rights or obligations under this Section 5(d).

Section 6. Termination.

This Agreement shall terminate upon the earliest to occur of any one of the following events:

(a) each of (i) Sanken and its Affiliates and (ii) OEP and its Affiliates ceasing to own any shares of Common Stock; and

(b) the unanimous written consent of the parties hereto.

For the avoidance of doubt, the rights and obligations (i) of Sanken under this Agreement shall terminate upon Sanken and its Affiliates ceasing to own any shares of Common Stock and (ii) of OEP under this Agreement shall terminate upon OEP and its Affiliates ceasing to own any shares of Common Stock. Notwithstanding the foregoing, nothing in this Agreement shall modify, limit or otherwise affect, in any way, any and all rights to indemnification, exculpation and/or contribution owed by any of the parties hereto, to the extent arising out of or relating to events occurring prior to the date of termination of this Agreement or the date the rights and obligations of such party under this Agreement terminates in accordance with this Section 6.

Section 7. Information Rights. The Corporation will furnish to each Stockholder owning at least five percent (5%) of the all issued and outstanding shares of Common Stock the following information:

(a) As soon as available, but no later than the later of (i) ninety (90) days following completion of each fiscal year and (ii) the applicable filing deadline under Securities Exchange Commission (the “SEC”) rules, the audited consolidated balance sheet of the Corporation and its Subsidiaries as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Corporation and its Subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Corporation files its annual report on Form 10-K for the applicable fiscal year with the SEC;

(b) As soon as available, but no later than the later of (i) forty-five (45) days following completion of each fiscal quarter (other than the fourth fiscal quarter) and (ii) the applicable filing deadlines under SEC rules, the consolidated balance sheet of the Corporation and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Corporation and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Corporation files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC;

(c) Within ninety (90) days after the end of each fiscal year, such information that the Corporation then-has which is reasonably necessary for the preparation of such Stockholder’s income tax returns (whether federal, state or foreign);

(d) Reasonable access, to the extent reasonably requested by the Stockholder, to the offices and the properties of the Corporation and its Subsidiaries, including its and their books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Stockholder may reasonably request; provided that any investigation pursuant to this Section 7(c) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Corporation and its Subsidiaries;

provided, that, in each case, the Corporation shall not be obligated to provide such access or materials if the Corporation determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable law or any contractual or other obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Corporation shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges), or (iv) expose the Corporation to risk of liability for disclosure of personal information. In furtherance of the foregoing, each Stockholder agrees that it shall not (and shall cause its Subsidiaries not to) use or disclose any information or materials received pursuant to this Section 7 (or otherwise received from or in respect of the Corporation or its Subsidiaries or which is otherwise related to the Corporation’s or its Subsidiaries’ business) in a manner that would reasonably be expected to be adverse to the Corporation or its Subsidiaries or their respective businesses, except that the foregoing shall not in any way limit, restrict or supersede in any respect any waiver of corporate opportunity doctrine or similar provision in favor of any Stockholder in any of the Corporation’s Governing Documents (including the Charter) (and in the event of any conflict between any such provision and this sentence with respect to any Stockholder, such provision shall control).

Section 8. Public Announcements. Subject to each Stockholder’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Corporation and/or its Subsidiaries, and no Stockholder will make any such news release or public disclosure without first consulting with the other Stockholder hereto, and, in each case, also receiving the consent of such Stockholder (which shall not be unreasonably withheld or delayed) and each Stockholder shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 8 shall not apply to any press release or other public statement made by a Stockholder (a) which is consistent with prior disclosure and does not contain any information that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors or limited partners (who, in the case of this clause (b), are bound by customary duties of confidentiality).

Section 9. Definitions.

As used in this Agreement, any term that it is not defined herein, shall have the following meanings:

“Affiliate” means as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, provided, however, that (i) none of the Corporation, any Subsidiary of the Corporation or any officers, directors, employees, advisors or agents of the Corporation or any of its Subsidiaries shall be deemed an Affiliate of OEP or any of its Affiliates (and vice versa), (ii) none of the Corporation, any Subsidiary of the Corporation or any officers, directors, employees, advisors or agents of the Corporation or any of its Subsidiaries shall be deemed an Affiliate of Sanken or any of its Affiliates (and vice versa) and (iii) Sanken and its Affiliates shall not be deemed to be Affiliates of OEP and its Affiliates (and vice versa). For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board” means the board of directors of the Corporation.

“Bylaws” means the amended and restated bylaws of the Corporation, dated as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Charter” means the amended and restated certificate of incorporation of the Corporation, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Director” means a member of the Board.

“Equity Securities” means, with respect to any Person, any (i) shares of capital stock, equity interests, voting securities or other ownership interests in such Person or (ii) options, warrants, calls, subscriptions, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights or convertible or exchangeable securities.

“First Annual Meeting” means the first annual meeting of the Corporation’s stockholders occurring following the closing of the IPO.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, and any similar agreement and any amendments or supplements to any of the foregoing.

“Immediate Family” means, as to any individual, such individual’s parents, mother-in-law, father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children (including by way of adoption), and any person who either lives in the same household as, provides material support to, or receives material support from, such individual.

“Independence Requirements” means, with respect to a Director, an individual who satisfies the applicable independence requirements under the rules of the Nasdaq Global Market LLC or any other stock exchange where the Corporation’s stock is listed, as well as any requirements of such stock exchange and under the rules of the Securities Exchange Act of 1934, as amended, as may be applicable, where the Director serves on a committee of the Corporation’s Board.

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the equity securities owned by the Person obligated to undertake the necessary action, (ii) causing any Director appointed or designated by, or affiliated with or employed by, such specified Person to vote in favor of or consent to the specified result, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iv) executing (or causing such Person’s employees or representatives to execute) agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board or any committee of the Board authorized to perform the function of recommending to the Board the nominees for election as Directors or nominating the nominees for election as Directors.

“OEP Director” means any Director who had initially been designated for nomination by OEP in accordance with Section 1(c).

“OEP-Appointed Independent Director” means any Director who had initially been designated for nomination by OEP in accordance with Section 1(d).

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.

“Sanken Director” means any Director who had initially been designated for nomination by Sanken in accordance with Section 1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member (excluding partnerships in which such Person or any Subsidiary thereof does not have a majority of the voting interests in such partnership).

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) each defined term has its defined meaning throughout this Agreement, whether the definition of such term appears before or after such term is used; and (vii) the word “or” shall be disjunctive but not exclusive. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Section 10. Choice of Law and Venue; Waiver of Right to Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE

IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

(b) IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR IF (AND ONLY IF) SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION), OR IF UNDER APPLICABLE LAW, SUBJECT MATTER JURISDICTION OVER THE MATTER THAT IS THE SUBJECT OF THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND APPELLATE COURTS FROM ANY THEREOF, WITH RESPECT TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION 10(b) AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11. Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:

(a)	If to the Corporation, addressed as follows:

Allegro MicroSystems, Inc.

955 Perimeter Road

Manchester, New Hampshire, 03103

Attention: Ravi Vig, President and Chief Executive Officer

                Christopher Brown, General Counsel and Assistant Secretary

Email: [***]

(b)	If to Sanken, addressed as follows:

Sanken Electric Co., Ltd.

3-6-3 Kitano Niiza-Shi

Saitama, 352-8666 JAPAN

Attention: President;

        General Manager of Administration Headquarters;

        Mr.Yoshihiro Suzuki

Facsimile: [***]

Email: [***]

(c)	If to OEP, addressed as follows:

OEP SKNA

c/o One Equity Partners

510 Madison Avenue, 19th Floor

New York, NY 10022

Attn: Chip Schorr; Andrew Dunn

E-mail: [***]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn: Thomas Malone; Jonathan Solomon

Facsimile: [***]

E-mail: [***]

or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile (with confirmed transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.

Section 12. Assignment; Aggregation of Shares.

Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each of the Stockholders is permitted to assign this Agreement to its respective Affiliates in connection with a transfer of the Common Stock to such Affiliate. In furtherance of the foregoing, each of the Stockholders shall cause any of its Affiliates that obtains any shares of Common Stock to become a party to this Agreement upon obtaining such shares. For the avoidance of doubt, for purposes of (a) determining whether any party meets any threshold contained herein which is based on ownership of shares of Common Stock or (b) any provisions that require the parties hereto to vote or take any other actions with respect to any shares of Common Stock, such determinations or provisions shall be deemed to include all shares of Common Stock held by any Affiliate of any Stockholder that becomes party to this Agreement pursuant to this Section 12; provided, however, that for purposes hereof, in no event shall (x) beneficial ownership of shares of Common Stock of one party hereto be counted towards the beneficial ownership of shares of Common Stock of any other party hereto solely as a result of such parties being in the same “group” (as defined in the Exchange Act) or being party to this Agreement and (y) any party hereto by considered an Affiliate of any other party hereto solely by virtue of being in the same “group” (as defined in the Exchange Act) or being party to this Agreement.

Section 13. Amendment and Modification; Waiver of Compliance.

This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Corporation and each Stockholder. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 14. Waiver.

No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 15. Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 16. Counterparts.

This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 17. Further Assurances.

At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

Section 18. Titles and Subtitles.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 19. Representations and Warranties.

(a) Each Stockholder and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Corporation as of the time such party becomes a party to this Agreement that (a) if applicable, it is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (c) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or, if applicable, the organizational documents of such party.

(b) The Corporation represents and warrants to each other party hereto that (a) the Corporation is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Corporation and is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms; and (c) the execution, delivery and performance by the Corporation of this Agreement does not violate or conflict with or result in a breach by the Corporation of or constitute (or with notice or lapse of time or both constitute) a default by the Corporation under the Charter or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Corporation or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound.

Section 20. No Strict Construction.

This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLEGRO MICROSYSTEMS, INC.

By:	/s/ Ravi Vig
Name:	Ravi Vig
Title:

[Signature Page to Stockholders Agreement]

OEP SKNA, L.P.

By:	/s/ Paul Carl Schorr IV
Name:	Paul Carl Schorr IV
Title:

SANKEN ELECTRIC CO., LTD

By:	/s/ Yoshihiro Suzuki
Name:	Yoshihiro Suzuki
Title:

[Signature Page to Stockholders Agreement]